PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-106680

4,000,000 SHARES OF CLASS A COMMON STOCK

We are offering up to 4,000,000 shares of our Class A common stock, par value $.001 per share, for issuance from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities.

People who receive shares of our Class A common stock in connection with an acquisition may be permitted by us to use this prospectus and a prospectus supplement to resell their shares. You should read the section entitled “Selling Stockholders” to find out more information about resales, if any, including the amount of securities being resold.

The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners of the businesses, assets or securities to be acquired. Shares of our Class A common stock issued hereunder will be valued at approximately the market value at the time the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement once we know the actual information concerning a specific acquisition. We urge you to read this prospectus and any accompanying prospectus supplement before you make your investment decision.

We do not expect to receive any cash proceeds from the sale of our Class A common stock pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such shares.

Our Class A common stock is listed on the Nasdaq National Market under the trading symbol “FADV.” On August 5, 2004, the closing price of one share of our Class A common stock on the Nasdaq National Market was $15.35.

An investment in First Advantage Class A common stock involves a number of risks.

You should consider the risks specified in the “RISK FACTORS” section of this prospectus beginning on page 3 before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 6, 2004.

The SEC allows us to disclose important information to you in this document by incorporating it by reference to other documents that we file with the SEC. We will furnish to you without charge, upon written or oral request, a copy of any or all of the documents we incorporate by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

Attention: Ken Chin

To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in our company.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

(i)

PROSPECTUS SUMMARY

Our Company

First Advantage Corporation is a growing, national provider of risk management solutions. Our company was formed in the June 5, 2003 merger with The First American Corporation’s screening technology division and US SEARCH.com Inc. On June 6, 2003, First Advantage’s Class A common stock commenced trading on the Nasdaq National Market under the symbol “FADV”.

Prior to June 5, 2003, our activities were limited to participation in the business combination transaction contemplated by the Agreement and Plan of Merger dated December 13, 2002 by and among The First American Corporation, US SEARCH, First Advantage and Stockholm Seven Merger Corp.

On June 5, 2003, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising the First American Screening Technology division, and US SEARCH, a public company whose common shares were, until June 5, 2003, traded on the Nasdaq National Market under the symbol “SRCH”, became wholly-owned operating subsidiaries of First Advantage.

Pursuant to the Merger Agreement, on June 5, 2003, First American received First Advantage Class B common stock representing approximately 80% of the economic interest and 98% of the voting interest of First Advantage. The former shareholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for First Advantage Class A common stock representing, in the aggregate, approximately 20% of the economic interest and 2% of the voting interest in First Advantage. As of December 31, 2003, First American owned approximately 77% of the economic interest and 97% of the voting interest of First Advantage.

About this Prospectus

This prospectus and each prospectus supplement (if any) is part of a registration statement on Form S-4 that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may offer and sell, from time to time, in one or more offerings, up to a total of 4,000,000 shares of our Class A common stock for use in connection with acquisitions by us of other businesses, assets or securities of other business entities. The consideration offered by us in such acquisitions, in addition to any shares of Class A common stock offered by this prospectus, may include cash, certain assets and/or assumption by First Advantage of liabilities of the businesses, assets or securities being acquired.

The terms of acquisitions involving the issuance of the Class A common stock covered by this prospectus are expected to be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired. Factors that First Advantage may consider in determining whether to acquire a business include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, its ability to generate revenues and earnings, its cash flow and growth potential, and the market value of its equity securities when pertinent. It is anticipated that shares of our Class A common stock issued in any such acquisition will be offered at approximately the then current market value of the Class A common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares.

We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be considered underwriting commissions or discounts under the Securities Act.

This prospectus provides you with a general description of the securities we may sell. If required, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement or supplements.

We may also permit individuals or entities who have received or will receive shares of our Class A common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Shareholders,” as it may be amended or supplemented from time to time, for a list of those individuals or entities that are authorized to use this prospectus to sell their shares of our Class A common stock.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information contained elsewhere in this prospectus, each prospectus supplement and the information incorporated by reference before deciding to purchase any of our Class A common shares. We face risks other than those listed here, including those that are unknown to us and others of which we may be aware but, at present, consider immaterial. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

We are controlled by First American and as a result other stockholders have little or no influence over stockholders’ decisions.

As a result of the June 5, 2003 mergers, First American owns 100% of our Class B common stock, which have ten votes per share compared to one vote per share of our Class A common stock. Consequently, First American has over 95% of the total voting power of First Advantage and, therefore, First American has the right to control the outcome of any matter submitted for the vote or consent of First Advantage’s stockholders, unless a separate class vote is required under Delaware law. First American has the voting power to control the election of our board of directors and is able to cause an amendment of our certificate of incorporation or bylaws. First American also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be beneficial to us or in the best interest of our other stockholders. For example, First American has the power to prevent, delay or cause a change in control and could take other actions that might be favorable to First American, but not necessarily to other stockholders. Similarly, subject to restrictions contained in the standstill agreement entered into as part of the June 5, 2003 mergers, First American has the voting power to exercise a controlling influence over our business and affairs and has the ability to make decisions concerning such things as:

•	mergers or other business combinations;

•	purchases or sales of assets;

•	offerings of securities;

•	indebtedness that we may incur; and

•	payments of any dividends.

We cannot assure you that First American’s ownership of our common stock or its relationship with us will not have a material adverse effect on our overall business strategy or on the market price of our Class A common stock.

Moreover, under Nasdaq corporate governance rules, if a single stockholder holds more than 50% of the voting power of a company, that company is considered a “controlled company.” A controlled company is exempt from the Nasdaq rules requiring that a majority of the company’s board of directors be independent directors and that the compensation and nomination committees be comprised solely of independent directors. First American owns more than 50% of the voting power of First Advantage and we may take advantage of such exemptions afforded to controlled companies.

We have very little operating history as an independent company.

Before June 5, 2003, we had no operating history as a separate public company. Due to this lack of operating history as a separate public company, there can be no assurance that our business strategy will be successful on a long-term basis. Several members of our management team have never operated a stand-alone public company.

Pursuant to a standstill agreement entered into between First American and First Advantage, a majority of our “disinterested directors” must approve most future transactions between First American and First Advantage.

We may need additional capital in order to finance operations or pursue acquisitions. Accordingly, we may have to obtain our own financing for operations and perform most of our own administrative functions. There can be no assurance that we will be able to develop successfully the financial and managerial resources and structure necessary to operate as an independent public company, or that our available financing and anticipated cash flow from operations will be sufficient to meet all of our cash requirements.

We are dependent on information suppliers. If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third party suppliers and government entities. If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We face significant security risks related to our electronic transmission of confidential information.

We rely on encryption and other technologies to provide system security to effect secure transmission of confidential or personal information. We may license these technologies from third parties. There is no assurance that our use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks. A security or privacy breach could:

•	expose us to liability;

•	increase our expenses relating to resolution of these breaches;

•	deter customers from using our services; and

•	deter suppliers from doing business with us.

Any inability to protect the security and privacy of our electronic transactions could have a material adverse effect on our business, financial condition or results of operations.

We could face liability based on the nature of our services and the content of the materials provided which may not be covered by insurance.

We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in our products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover us for all risks to which we are exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to pursue our acquisition strategy.

We intend to grow through acquisitions. We may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We likely will experience competition in our effort to execute on our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

The integration of companies we acquire may be difficult and may result in a failure to realize some of the anticipated potential benefits of our acquisitions.

When companies are acquired, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of our acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We may not be able to realize the entire book value of goodwill from acquisitions.

As of March 31, 2004 we had approximately $224 million of goodwill. We have implemented the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We will monitor for impairment of goodwill on past and future acquisitions. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. There can be no assurances that future impairment of goodwill under SFAS 142 will not have a material adverse effect on our business, financial condition or results of operations. A third party performs the goodwill valuation.

We currently do not plan to pay dividends.

We intend to retain future earnings, if any, which may be generated from operations to help finance the growth and development of our business. As a result, we do not anticipate paying dividends to stockholders for the foreseeable future.

Our business depends on technology that may become obsolete.

We use the US SEARCH DARWIN™ technology and other information technology to better serve our clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. Our future success will depend upon our ability to remain current with the rapid changes in the technologies used in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If we are unable to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. If we cannot adapt to these changes, our business, financial condition or results of operations may be materially adversely affected.

First American could sell its controlling interest in us and therefore we could eventually be controlled by an unknown third party.

Subject to certain restrictions, First American could elect to sell all or a substantial or controlling portion of its equity interest in us to a third party without offering to our other stockholders the opportunity to participate in the transaction. If another party acquires First American’s interest in us, that third party may be able to control us in the same manner that First American is able to control us. A sale to a third party also may adversely affect the market price of our Class A common stock because the change in control may result in a change in management decisions, business policy and our attractiveness to future investors.

Our Class A common stock will have minimal liquidity due to its small public float.

Although as of May 5, 2004 there were approximately 21 million total shares of First Advantage common stock outstanding, approximately 77% are owned by First American and approximately 10% are held of record by Pequot Private Equity Fund II, L.P. Currently only approximately 13% of our issued and outstanding shares are freely transferable without restriction under the Securities Act. Accordingly, only a small number of shares of First Advantage actually trade – between December 31, 2003 and May 30, 2004 the average daily trading volume of our Class A common stock was approximately 17,000 shares per trading day. Consequently, our stockholders may have difficulty selling shares of our Class A common stock.

Significant stockholders may sell shares of our common stock that may cause our share price to fall.

Subject to certain restrictions, First American may at any time convert each of its shares of our Class B common stock into a share of Class A common stock. First American or Pequot may transfer shares of our common stock in a privately-negotiated transaction or to affiliates or shareholders. Any transfers, sales or distributions by First American or Pequot of a substantial amount of our Class A common stock in the marketplace, or to shareholders, or the market perception that these transfers, sales or distributions could occur, could materially and adversely affect the prevailing market prices for our Class A common stock.

Conflict of interest may arise because certain of our directors and officers are also directors and officers of First American.

Certain persons associated with the Company have a continuing relationship with First American. Parker Kennedy, Chairman of the Board of First Advantage, also serves as President, Chief Executive Officer and Chairman of First American and as an executive officer and board member of certain of its affiliates. As such he may have great influence on our business decisions. Mr. Kennedy, currently associated with First American, was asked to serve as a director and officer of First Advantage because of his knowledge of, and experience with, our business and its operations. Mr. Kennedy owns stock, and options to acquire stock, of First American.

These affiliations with both First American and First Advantage could create, or appear to create, potential conflicts of interest when this director and executive officer is faced with decisions that could have different implications for First American and First Advantage.

We are a party to a stockholders agreement that may impact corporate governance.

First Advantage, First American and Pequot have entered into a stockholders agreement pursuant to which First American has agreed to vote as many of its shares in First Advantage as is necessary to ensure that our board of directors has no more than ten members and that a representative of Pequot who meets certain requirements is elected a director of First Advantage or, at Pequot’s request, a board observer of First Advantage. Pequot’s right to designate a board member or observer will continue until such time as Pequot and its affiliates’ collective ownership of First Advantage stock is less than 75% of the holdings Pequot received in the June 5, 2003 mergers. As a result of this arrangement and First American’s dominant ownership position in First Advantage, holders of First Advantage Class A common stock (other than Pequot) will have little or no ability to cause a director selected by such holders to be appointed to our board of directors and, consequently, little or no ability to influence the direction or management of First Advantage.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

The table below presents summary financial information of First Advantage for each of the years in the five-year period ended December 31, 2003 and for the three months ended March 31, 2003 and 2004. This information has been derived from the financial statements and other information contained in our annual report on Form 10-K for the year ended December 31, 2003, and our quarterly report for the quarter ended March 31, 2004.

First Advantage’s operating results for the year ended December 31, 2003, include results for the FAST division from January 2003 and the results for US SEARCH.com from June 2003. First Advantage’s operating results for the years ended December 31, 2002, 2001, 2000 and 1999 include results for the FAST division only.

First Advantage’s operating results for the year ended December 31, 2003, include results of operations for the acquired entities from their respective dates of acquisition. The FAST division’s operating results for the years ended December 31, 2002, 2001, 2000 and 1999 include the combined results for companies acquired in those years from their respective acquisition dates.

Certain amounts for the years ended December 31, 2002, 2001, 2000 and 1999 have been reclassified to conform with the 2003 presentation.

The selected financial data from which this summary has been derived was itself derived from the audited consolidated financial statements of First Advantage for the year ended December 31, 2003 and the combined financial statements of the FAST division for the four years ended December 31, 2002. This information is only a summary and should be read in conjunction with the audited financial statements and accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2003, and the financial data in our quarterly report for the quarter ended March 31, 2004.

	For the Three Months Ended March 31		For the Year Ended December 31
	2004	2003	2003	2002	2001	2000	1999
Income Statement Data:
Service revenue	$45,959,000	$24,184,000	$134,910,000	$73,040,000	$45,832,000	$35,230,000	$28,083,000
Reimbursed government fee revenue	11,474,000	7,357,000	31,585,000	27,885,000	3,335,000	3,352,000	2,290,000

Total revenue	57,433,000	31,541,000	166,495,000	100,925,000	49,167,000	38,582,000	30,373,000
Cost of service revenue	13,981,000	6,462,000	38,154,000	17,534,000	11,280,000	7,776,000	6,122,000
Government fees paid	11,474,000	7,357,000	31,585,000	27,885,000	3,335,000	3,352,000	2,290,000

Total cost of service	25,455,000	13,819,000	69,739,000	45,419,000	14,615,000	11,128,000	8,412,000
Gross margin	31,978,000	17,722,000	96,756,000	55,506,000	34,552,000	27,454,000	21,961,000

Operating expenses	30,656,000	17,020,000	90,055,000	51,005,000	35,008,000	26,856,000	22,294,000
Impairment loss	—	—	1,739,000	—	—	—	—

Income (loss) from operations	1,322,000	702,600	4,962,000	4,501,000	(456,000)	598,000	(333,000)
Other (expense) income:
Interest expense	(231,000)	(19,000)	(154,000)	(229,000)	(241,000)	(313,000)	(262,000)
Interest income	11,000	11,000	41,000	59,000	59,000	32,000	21,000

Total interest (expense), net	(220,000)	(8,000)	(113,000)	(170,000)	(182,000)	(281,000)	(241,000)

Income (loss) before income taxes	1,102,000	694,000	4,849,000	4,331,000	(638,000)	317,000	(574,000)
Provision (benefit) for income tax	463,000	364,000	2,046,000	1,629,000	(59,000)	266,000	(238,000)

Net income (loss)	$639,000	$330,000	$2,803,000	$2,702,000	$(579,000)	$51,000	$(336,000)

Balance Sheet Data:
Total assets	$316,622,000	$165,338,000	$283,900,000	$164,008,000	$62,284,000	$26,628,000	$15,592,000
Long-term debt	$26,548,000	$521,000	$13,473,000	$651,000	$1,159,000	$2,261,000	$1,410,000
Stockholders’ equity	$250,769,000	$146,953,000	$240,336,000	$145,903,000	$53,075,000	$18,491,000	$12,390,000
Per Share Information:
Net income
Basic	0.03	N/A	$0.14	N/A	N/A	N/A	N/A
Diluted	0.03	N/A	$0.14	N/A	N/A	N/A	N/A
Weighted average shares outstanding
Basic	21,155,233	N/A	20,260,854	N/A	N/A	N/A	N/A
Diluted	21,346,133	N/A	20,397,587	N/A	N/A	N/A	N/A
Stockholders’ Equity	11.71	N/A	$11.50	N/A	N/A	N/A	N/A
Total shares outstanding as of end of period	21,420,043	N/A	20,893,648	N/A	N/A	N/A	N/A

SELLING STOCKHOLDERS

The persons to whom we issue shares of Class A common stock under this prospectus may be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our Class A common stock may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by certain stockholders who wish to sell our Class A common stock. As used in this prospectus, “selling stockholders” may include stockholders who receive our Class A common stock hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

Selling stockholders may sell our Class A common stock in any combination of the following:

•	through the Nasdaq National Market or any national securities exchange on which our Class A common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters and agents.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our Class A common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling stockholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling stockholders may also offer shares of Class A common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling stockholders should seek the advice of their own counsel about the legal requirements for such sales.

The following table sets forth:

•	the name of each selling stockholder as of the date of this prospectus;

•	the number of Class A common shares which such selling stockholder may sell from time to time pursuant to this prospectus; and

•	the number of Class A common shares beneficially owned by the selling stockholder prior to the offering.

Selling Stockholder	Amount of Class A common shares that may be sold	Amount of Class A common shares owned before the offering
William H. Goss	15,275	0
William Moore III	104,572	0
Timothy E. Fargo	14	0
Richard J. Taffet	9,000	0
George M. Ellis, Jr.	55,848	0
Bradley Trust, dated May 2, 1991	26,020	0
Shaw Family Trust, created June 8, 2001	15,612	0
Dan Cates	14,041	0
Joni Cates	10,283	0
Aon Solutions, Inc.	53,419	0
Lamar Stevens	25,965	0
Patrick Ryan	25,965	0
Tom Hollenshead	108,585	0
Lisa Dolezalik	25,572	0
Mark Myers	12,940	0
Shirley Shaffer	11,829	0
Robby Collins	6,627	0
Chad Woolery	6,183	0
Dale Shaffer	5,977	0
nGenuity Capital, Inc	6,174	0
George Shaffer	6,739	0
Richard Hollenshead	3,370	0
Ken Glazier	674	0
Ross Spinazzola	627	0
Vincent Tsang	30,780	0
Richard Young	117,464	0
David Cerrone	39,155	0

A selling stockholder may offer all or some portion of the Class A common shares. Accordingly, no estimate can be given as to the amount or percentage of Class A common shares that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders may have sold, transferred or disposed of all or a portion of their Class A common shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

No selling stockholder has held any position or office with, been employed by or otherwise has had any material relationship with First Advantage or First Advantage’s predecessors or affiliates during the three years prior to the date of this prospectus.

This prospectus will be further amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose the identity of additional selling stockholders, the number of shares to be sold by the selling stockholders, any material relationship a selling stockholder may have with us, and other details of the resale to the extent appropriate.

We will not receive any part of the proceeds from the resale by the selling stockholders of any shares under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling stockholders in connection with the registration of the shares being re-offered by the selling stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any report, statement or document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at (800) 732-0330 for more information on the operation of the Public Reference Room, and on the availability of other Public Reference Rooms. The SEC may charge a fee for making copies. Our filings with the SEC are also available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s web site at www.sec.gov.

This prospectus provides only a summary description of our company and our Class A common stock. This prospectus and each prospectus supplement is part of a registration statement on Form S-4 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about First Advantage, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at a Public Reference Room or on the SEC’s web site.

You should analyze the information in this prospectus, each prospectus supplement and the additional information described under the heading “Documents Incorporated By Reference” below before you make a decision about investing in our Class A common shares.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003, as amended;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004;

•	our current reports on Form 8-K filed May 5, 2004, May 6, 2004 and May 14, 2004, as amended by our three amended current reports on Form 8-K/A filed July 2, 2004;

•	the consolidated financial statements of US SEARCH.com Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 contained on pages F-28 through F-65 of post-effective amendment no. 1 to our registration statement on Form S-4 (Registration No. 333-106680); and

•	the description of our Class A common stock, $.001 par value, contained in our registration statement on Form 8-A, filed May 12, 2003.

We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file between the date of this prospectus and the earlier of the following dates:

•	the date on which all of the shares offered by this prospectus are resold by the persons or entities who acquire them from us; and

•	the date that is one year after the last date on which shares offered by this prospectus are issued by us.

However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our management’s estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of First Advantage set forth in this prospectus, including:

•	relationships with data suppliers;

•	termination of supplier relationships;

•	product demand;

•	acquisition targets;

•	retention of future earnings;

•	consolidation of operations;

•	international markets;

•	litigation;

•	expenses; and

•	future cash flows from operations and anticipated operational cash requirements.

The words “anticipates,” “estimates,” “projects,” “forecasts,” “goals,” “believes,” “expects,” “intends,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements:

•	general volatility of the capital markets and the market price of our Class A common stock;

•	our ability to successfully raise capital;

•	our ability to identify and complete acquisitions and successfully integrate businesses we acquire;

•	changes in applicable government regulations;

•	the degree and nature of our competition;

•	increases in our expenses;

•	continued consolidation among our competitors and customers;

•	unanticipated technological changes and requirements;

•	our ability to identify suppliers of quality and cost-effective data; and

•	other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2003.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First Advantage. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

LEGAL MATTERS

The validity of the Class A common stock offered hereunder has been passed upon by White & Case LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of First Advantage Corporation as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated into this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of US SEARCH.com Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated into this prospectus by reference to pages F-28 through F-65 of post-effective amendment no. 1 to our registration statement on Form S-4 (Registration No. 333-106680), have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of CoreFacts, LLC as of December 31, 2003 and 2002, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been included in reliance on the report of Argy, Wiltse & Robinson, P.C., a public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Realeum Inc. as of and for the year ended December 31, 2003, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent certified registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Realeum Inc. for the year ended December 31, 2002, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been audited by Ernst & Young LLP, an independent registered public accounting firm as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Realeum Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements), incorporated by reference elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

The audited combined financial statements of CIC Enterprises Inc. and its affiliated companies as of and for the years ended December 31, 2003 and 2002, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,000,000 SHARES OF CLASS A COMMON STOCK

PROSPECTUS

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The delivery of this prospectus shall not, under any circumstances, create an implication that First Advantage Corporation is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

Dated August 6, 2004